Exhibit 10.27

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May 5, 2008 (the “Effective Date”),  by and between Noble Environmental Power, LLC (“Noble”) and John M. Quirke (“Executive”).

WHEREAS, Noble, its parent and its affiliates (collectively, the “Noble Companies”) develop, construct and operate wind-powered electricity generation facilities; and

WHEREAS, Noble desires to continue to employ Executive and to enter into this Agreement enumerating the terms of such continuing employment, and Executive desires to continue employment with Noble and to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Noble and Executive agree as follows:

1.                                       Position, Duties, and Responsibilities.

(a)                                  Commencing on the Effective Date, Executive shall be employed by Noble as Executive Vice President Development, with such customary responsibilities, duties, and authority as may be assigned from time to time by the Chief Executive Officer of Noble.  Executive, in carrying out his responsibilities, duties and authority under this Agreement, will report to the Chief Executive Officer of Noble.

(b)                                 During the Term of Employment (as defined below), Executive shall devote substantially all of his business time and attention to the business and affairs of Noble and/or the Noble Companies, and shall use his best efforts, skills, and abilities to promote its interests.  Executive agrees to observe and comply with the rules and policies of Noble and the Noble Companies as adopted from time to time, including any rules and policies that relate to Executive’s post-termination obligations to Noble and the Noble Companies.

2.                                       At-Will Employment.  Noble and Executive acknowledge that Executive’s employment hereunder is and shall continue to be at-will (as defined under applicable law), and may be terminated at any time, with or without Cause, at the option of either party.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided in Section 4 of this Agreement.  No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee of Noble.  On the date on which Executive’s employment with Noble terminates, for whatever reason, unless specifically otherwise agreed in writing between Executive and Noble, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with Noble or any of the Noble Companies.  The period of

Executive’s employment under this Agreement is referred to herein as the “Term of Employment.”

3.                                       Compensation and Benefits.  Executive will be eligible to receive the following compensation and benefits during the Term of Employment:

(a)                                  Annual Base Salary.  In consideration of the services to be rendered by Executive under this Agreement, Noble will pay Executive an annual salary of $360,000.00 (“Salary”), less all applicable local, state, and federal taxes, and other withholdings and deductions required by law or authorized by Executive, which shall be payable at the times and in the installments consistent with Noble’s existing payroll practices.  Such Salary shall be reviewed (and may be adjusted) from time to time by the Board of Directors of Noble or similar governing body of Noble (the “Board of Directors”), or an authorized committee of the Board of Directors.

(b)                                 Annual Bonus.  Executive will be eligible for an annual bonus, based primarily on Noble’s financial performance, including, as applicable, the performance of the Noble Companies.  Executive shall be eligible for an annual bonus at a target level of 67.00% of his Salary, upon fulfilling certain financial goals and objectives that are established by the Board of Directors with respect to the applicable performance period.  Whether such financial goals and objectives are achieved will be determined by the Board of Directors in its sole discretion.  Executive will not be eligible for an annual bonus unless Executive remains employed by Noble through January 1 of the calendar year following the applicable performance period, or such longer period as may be required by the Board of Directors or under the applicable bonus plan.  Any annual bonus earned by the Executive shall be paid to Executive when bonuses under the performance period in question are paid to similarly-situated employees of Noble.

(c)                                  Benefits.  The parties acknowledge and agree that during the Term of Employment, Executive shall be entitled to participate in certain employee benefits plans, programs and arrangements, as offered by Noble to similarly-situated employees.  These employee benefits shall be governed by the applicable documents, which are subject to change.

(d)                                 Vacation.  During the Term of Employment, Executive will be entitled to 20 work days of paid vacation each calendar year.  Vacation must be scheduled with sufficient advance notice to take into account Noble’s business needs.  Executive will also be entitled to paid holidays in accordance with Noble’s holiday policy.

(e)                                  Cooperation.  During the Term of Employment, and at all times thereafter, Executive agrees to fully, and in good faith, cooperate with Noble with respect to any investigation, claim or litigation involving Noble or the Noble Companies and relating to his past, present or future duties with Noble or the Noble Companies, or to any matters concerning Noble or the Noble Companies about which he has knowledge.  Noble shall reimburse Executive for his reasonable expenses incurred in the course of such cooperation.

(f)                                    Business Expenses.  During the Term of Employment, Executive shall be reimbursed for all reasonable, ordinary, and necessary expenses incurred for business activities on behalf of Noble or the Noble Companies by Executive in the performance of his duties.  All reimbursable expenses must be appropriately documented in reasonable detail by Executive and submitted in accordance with the Travel and Business Expense Reimbursement Policy of Noble in effect at that time.

(g)                                 Executive understands that Noble will grant Executive, after the Effective Date, the opportunity to purchase   35,541 Series B Incentive Units and 17,771 Series B Performance Units (the “Grant”), which Grant is contingent on (X) the Executive remaining employed by Noble as of the time of Grant, and (Y) the Executive executing (i) the versions of the Limited Liability Company Operating Agreement of Noble and the Members’ Agreement of Noble that are are referred to in the applicable subscription agreement approved by the Board of Directors and provided by Noble to Executive in order to effectuate such purchase and that will govern the terms of the Series B Incentive Units and Series B Performance Units, and (ii) any other documents ancillary to the Grant required by Noble.  For purposes of this Section 3(j), the terms “Series B Incentive Units” and “Series B Performance Units” shall be as defined in that version of the Limited Liability Company Operating Agreement of Noble that will govern the Series B Incentive Units and Series B Performance Units.

4.                                       Termination of Employment.

(a)                                  Termination Due to Death or Disability.  Executive’s employment will terminate upon his death or Disability.  For purposes of this Agreement, “Disability” shall refer to Executive’s physical or mental disability preventing him  from carrying out substantially all of his duties as Executive Vice President Development  for a period of four consecutive months (or 25 weeks in any 12-month period).  If Executive and Noble disagree as to the existence of a Disability, the dispute shall be resolved by an independent medical doctor selected by Executive and Noble.

(b)                                 Involuntary Termination.  Executive’s employment hereunder may be terminated immediately by Noble, at any time, for Cause by written notice.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Executive’s failure to substantially perform his duties as an employee of Noble, which failure is not remedied by the Executive within thirty (30) days after receiving written notice from the Board of Directors specifying such failure;

(ii)                                  the engagement by Executive in misconduct in the performance of his  duties as an employee of Noble, which misconduct is materially injurious to Noble or any of the Noble Companies;

(iii)                               the Executive admitting to, the Executive being convicted of, the Executive entering of a plea of guilty or nolo contendere to, or the Executive being indicted for, any felony or crime involving moral turpitude;

(iv)                              the Executive committing any act of fraud or dishonesty in connection with the performance of his duties as an employee of Noble or in the course of Executive’s employment with Noble, which act is materially injurious to Noble or any of the Noble Companies;

(v)                                 the Executive using narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on the performance by the Executive of his duties as an employee of Noble or on the reputation of Noble or any of the Noble Companies; or

(vi)                              the Executive committing a material violation of any policy sponsored by Noble or the other Noble Companies which results in injury to Noble or any of the Noble Companies.

(c)                                  Termination Without Cause.  Noble may terminate Executive’s employment and this Agreement without Cause at any time by providing thirty (30) days’ written notice to the Executive.

(d)                                 Resignation from Noble.  Executive may resign his employment with Noble and terminate this Agreement for any reason at any time by providing thirty (30) days’ written notice to Noble.

(e)                                  Benefits upon Termination.

(i)                                     Severance Payments.  In the event Noble terminates the Executive without Cause (which shall not include a termination under Section 4(a)), and subject to Executive executing within thirty (30) days following such termination of employment, and not subsequently revoking, a general release of all claims arising under this Agreement or otherwise related to Executive’s employment by Noble, which release shall be in a form to be provided by Noble, and subject to Executive abiding in all material respects by his obligations under this Agreement, Noble will provide Executive with the following payments:

(A)                              a cash amount equal to six (6) months of his Salary, less taxes and withholdings, which amount shall be paid in accordance with the normal payroll practices of Noble over the six (6) month period following the date of Executive’s termination of employment (the “Salary Continuation”); and

(B)                                reimbursement (or direct payment to the carrier), for six (6) months following the Executive’s termination of employment (the “Continuation Period”), for a portion of the premium costs incurred by Executive (and his spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Noble (or a Noble Company), which reimbursement (or direct payment) shall equal the premium costs incurred by Noble (or a Noble Company, if applicable), for the Continuation Period, on behalf of a similarly-situated employee, to obtain coverage under the same group health plan sponsored by Noble (or a Noble Company, if applicable) (the “Health Care Continuation”).

Notwithstanding anything in the foregoing to the contrary, (1) Executive shall be entitled to receive the Health Care Continuation only if Executive is participating in a group health plan sponsored by Noble (or a Noble Company) as of the date on which Executive incurs a termination of employment, and (2) the Executive shall be responsible, during the Continuation Period, for premium costs for COBRA coverage in excess of the Health Care Continuation, and the Executive shall be responsible, after the Continuation Period, for all premium costs for COBRA coverage, if the Executive continues to elect such COBRA coverage.

(ii)                                  Timing of Payments; Early Termination of Obligations.

(A)                              Notwithstanding the foregoing:  (1) any portion of the Salary Continuation or the Health Care Continuation which would otherwise have been paid to the Executive or reimbursed before the first normal payroll payment date falling on or after the fortieth (40th) day following the date of Executive’s termination of employment (the “First Payment Date”) shall be made on the First Payment Date; (2) the Executive shall not be entitled to any Salary Continuation unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (3) each payment of Salary Continuation is intended to constitute a separate payment from each other payment of Salary Continuation for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(B)                                Notwithstanding the foregoing, if the Executive accepts an offer of employment at any time during the Continuation Period, which acceptance would not be in violation of the obligations of the Executive under this Agreement, Noble shall no longer be obligated to pay the Health Care Continuation, should the Executive become eligible to participate in any other group health plan as a result of his acceptance of such offer of employment.  For the purposes of this Section 4(e)(ii)(B), the Executive shall notify Noble of his acceptance of an offer of employment, and the terms and conditions of such offer, on the day of such acceptance.  If the Executive does not so notify Noble, then Noble may recover from the Executive any Health Care Continuation paid after the date that the Executive accepted such an offer of employment.  For the avoidance of doubt, if the Executive would violate his obligations under this Agreement by accepting such an offer of employment, or by performing any services pursuant to such an acceptance, then Noble will no longer be subject to any obligation to pay the Salary Continuation or the Health Care Continuation.

(iii)                               The parties agree that Executive will not be entitled to any severance payments (including the Salary Continuation and the Health Care Continuation) hereunder if: (A) Noble terminates his employment for Cause pursuant to Section 4(b); (B) he resigns from employment with Noble under Section 4(d); or (C) he dies or terminates due to Disability under Section 4(a).

(iv)                              The parties agree that, except as set forth in this Section 4(e), or as set forth in that certain Change in Control Severance Agreement, dated as of May 5, 2008, by and between the Executive and Noble (the “Change in Control Severance Agreement”), or as determined by the terms of any employee benefit plan in which the Executive participated under Section 3(c), or as set forth in the Third Amended and Restated Limited Liability Company Operating Agreement, dated as of March 7, 2008, of Noble Environmental Power, LLC, as amended from time to time, or as set forth in the Amended and Restated Members’ Agreement, dated as of December 21, 2007, among Noble Environmental Power, LLC and other parties thereto, as amended from time to time, or as otherwise required by law, Executive will not be entitled to receive any compensation or benefits after termination of his employment with Noble.

5.                                       Confidential or Proprietary Information.

(a)                                  Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 5(c) or 5(d), Executive agrees that he will not, at any time during the Term of Employment or thereafter, directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit, or for the benefit of any person, firm, corporation or other entity, any Confidential or Proprietary Information of or relating to Noble or the Noble Companies, nor shall he deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential or Proprietary Information.  For purposes of this Agreement, “Confidential or Proprietary Information” includes, without limitation: all trade secrets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by Noble or the Noble Companies, whether in tangible or intangible form, information with respect to Noble’s or the Noble Companies’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.  The parties hereby stipulate and agree that as between them the foregoing matters are important and material Confidential or Proprietary Information, which affect the successful conduct of the businesses of Noble and the Noble Companies (and any successor or assignee of Noble).

(b)                                 Upon termination of Executive’s employment with Noble, whether at the instance of Executive or Noble and for whatever reason, Executive will promptly deliver to Noble all correspondence, records, drawings, manuals, letters, notes, notebooks, computers, cell phones, reports, programs, data, audio or videotapes (or other information contained on any digital information medium), plans, proposals, financial documents, or any other documents or materials containing Confidential or Proprietary Information, information otherwise owned by Noble or the Noble Companies, or containing information concerning the customers, business plans, marketing strategies, products or processes of Noble or the Noble Companies.  Executive shall also return any materials or information received in connection with his employment from clients, prospects or vendors of Noble or the Noble Companies.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process; provided, however, that Executive shall give Noble the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Noble and its counsel the documents and other information sought.  Executive shall assist such counsel at Noble’s expense in resisting or otherwise responding to such subpoena or process.

(d)                                 Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his  personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

(e)                                  The Executive agrees that the terms of this Agreement constitute Confidential and Proprietary Information, and agrees, subject to Section 5(c) and 5(d), to not disclose the terms of this Agreement to any third party, except as provided in Section 5(d) and except as provided in a proceeding under Section 18 hereof to enforce the terms of this Agreement.

6.                                       Inventions.  All rights to discoveries, inventions, documents, improvements and innovations (including all data and records pertaining thereto) related to the business of Noble, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent, improve, modify or originate during Executive’s employment, either alone or with others and whether or not during working hours or by the use of the facilities of Noble or the Noble Companies (“Inventions”), shall be the exclusive property of Noble and the Noble Companies.  Executive shall promptly disclose all Inventions to Noble, shall execute at the request of Noble any assignments or other documents Noble may deem reasonably necessary to protect or perfect its rights therein or the rights of any Noble Company therein, and shall assist Noble, upon reasonable request and at Noble’s expense, in obtaining, defending and enforcing Noble’s rights therein and/or the rights of any Noble Company therein.  Executive hereby appoints Noble as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by Noble to protect or perfect its rights or the rights of any Noble Company to any Inventions.

7.                                       Non-Competition and Non-Solicitation.

(a)                                  During the Term of Employment and for a period of six (6) months following Executive’s termination of employment for whatever reason, Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of business in which Competitor directly competes or seeks to directly compete with Noble or the Noble Companies.

(b)                                 For purposes of this Agreement, “Competitor” means any business, company or individual which is in the business, or is actively seeking to be in the business, of developing, constructing, managing, owning or operating wind energy projects in: (i) Connecticut; (ii) Maine; (iii) Michigan; (iv) New Hampshire; (v) New York; (vi) Texas; (vii) Vermont; (viii) Wyoming; or (ix) any other state in the United States in which Noble operates, or has been developing, wind energy projects within the twelve (12) months preceding Executive’s termination.

(c)                                  During the Term of Employment and for a period of twelve (12) months following Executive’s termination of employment for whatever reason, Executive shall not directly or indirectly, individually or on behalf of any other person or entity:

(i)                                     divert or attempt to divert from Noble any business with any customer, partner or other person with which Noble had any business contact or association during the Term of Employment;

(ii)                                  induce or attempt to induce any customer, partner or other person with which Noble had any business contact or association to reduce or refrain from doing business with Noble or the Noble Companies;

(iii)                               induce or attempt to induce, or cause, other than by means of any general solicitation by advertisement or otherwise, any employee or consultant of Noble to terminate his or her employment or relationship with Noble; or

(iv)                              recruit or hire, other than by means of any general solicitation by advertisement or otherwise, any person who was an employee or consultant of Noble after his or her employment or relationship with Noble has terminated.

8.                                       Non-Disparagement.  The Executive agrees, during the Term of Employment and thereafter, to refrain from disparaging Noble and the Noble Companies, including any of their services, technologies or practices, or any of their directors, officers, agents, employees,  former employees, representatives or stockholders, either orally or in writing; provided, however, that nothing in the foregoing shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.  Noble agrees, during the Term of Employment and thereafter, to refrain from disparaging the Executive; provided, however, that Noble’s agreement to this non-disparagement clause shall be limited to official statements issued by Noble as an organization and statements of officers of Noble and members of the Board of Directors; provided, further, that nothing in the foregoing shall preclude Noble, its officers or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

9.                                       Injunctive Relief.  Executive acknowledges that a breach of the covenants contained in Sections 5 through 8 will cause irreparable damage to Noble and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5 through 8, in addition to any other remedy which may be available at law or in equity, Noble will be entitled to specific performance and injunctive relief.

10.                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested, or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Noble:

Noble Environmental Power, LLC

8 Railroad Avenue, Suite A

Essex, Connecticut 06426

Attention: Christopher Lowe

WITH A COPY TO:

General Counsel

If to Executive:

John M. Quirke

23 Haywagon Drive

Old Lyme, CT 06371

11.                                 Successors and Binding Agreement.

(a)                                  This Agreement shall be binding upon and inure to the benefit of Noble and any successor of or to Noble, including without limitation any purchaser of all or substantially all of the assets of Noble.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.  Executive agrees that his obligations under this Agreement are personal in nature and, without the consent of Noble, he  may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder, provided, that upon Executive’s death, Executive may assign his rights hereunder to Executive’s estate or heirs.

12.                                 Complete and Final Agreement.  Executive agrees that this Agreement and the Change in Control Severance Agreement reflect the complete agreement between Noble and Executive, and that there are no written or oral understandings, promises or agreements related to this Agreement except those contained herein.  This Agreement and the Change in Control Severance Agreement constitute the complete and final agreement by and between the parties, and supersede any and all prior and contemporaneous negotiations, representations, understandings, and agreements between the parties relating to the matters herein.  The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement or the Change in Control Severance Agreement.

13.                                 Construction / Counsel.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party.  Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.  Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his choosing prior to execution of this Agreement.

14.                                 Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Connecticut, without regard to conflict of law principles.

15.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.  Further, the parties agree that any invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.  To the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restrictions so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope, as permitted by law.

16.                                 Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Sections 5 through 8 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

17.                                 Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and Noble.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.                                 Mediation and Arbitration.  Any dispute that may arise between Noble and Executive in reference to this Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with Noble, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive and Noble.  If mediation is not successful, the dispute shall be submitted to arbitration, conducted before an arbitrator in Middlesex County, Connecticut in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Noble shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 5 through 8 of the Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring Noble to post a bond.  Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided however, that the parties agree that the arbitrator shall not be empowered to award punitive damages against any party.  If for any reason this mediation and arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to a trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

20.                                 Section 409A.

(a)                                  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with Noble, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by Noble in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Noble will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with Noble (or the earliest date permitted under Section 409A of the Code), whereupon Noble will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(b)                                 Additionally, in the event that following the date hereof Noble or the Executive reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, Noble and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

21.                                 Interaction with Change in Control Severance Agreement.  Nothing in this Agreement is intended to, or should be construed as, contradicting, superseding or modifying the Change in Control Severance Agreement, except that the Change in Control Severance Agreement, to the extent that it is in effect, and not this Agreement, shall govern any severance payments made to the Executive, if the Executive incurs a termination of employment during the period commencing as of the Change in Control (as such term is defined in the Change in Control Severance Agreement) and ending twelve (12) months following such Change in Control (as such term is defined in the Change in Control Severance Agreement).  For the avoidance of doubt, if Executive receives any severance payments (including the Salary Continuation and the Health Care Continuation) pursuant to this Agreement, Executive shall not be entitled to receive any severance payments under the Change in Control Severance Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Noble Environmental Power, LLC

/s/ Walter Q. Howard

Name: Walter Q. Howard
Position: President and CEO
Date:	May 5, 2008

Witnessed:	/s/ Thomas R. Hiester	/s/ John M. Quirke
Name:	Thomas R. Hiester	John M. Quirke
Date:	May 2, 2008
		Date:	May 2, 2008